UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2012

PetroLogistics LP
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35529 (Commission File Number)	45-2532754 (IRS Employer Identification No.)

600 Travis Street, Suite 3250
Houston, TX 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 255-5990
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2012, the board of directors (the “Board”) of PetroLogistics GP LLC (the “General Partner”), the general partner of PetroLogistics (the “Partnership”), elected Phillip D. Kramer to serve as a member of the Board.  Mr. Kramer was also elected to serve as the Chairman of the Audit Committee of the Board. As a result of Mr. Kramer’s appointment, the size of the Board increased to ten members and the size of the Audit Committee increased to three members.

In connection with his election to the Board, Mr. Kramer was granted an award under the Partnership’s long-term incentive plan of a number of restricted common units equaling $100,000 divided by the Partnership’s closing price on the New York Stock Exchange on July 31, 2012 (“Restricted Units”).  The Restricted Units will vest on July 17, 2013.  Mr. Kramer will also receive a $50,000 annual retainer for his service on the Board and a $12,000 annual retainer for his service as Chairman of the Audit Committee.  In addition, Mr. Kramer will be reimbursed for certain expenses associated with his attendance of Board meetings.

There are no understandings or arrangements between Mr. Kramer and any other person pursuant to which Mr. Kramer was elected to serve as a member of the Board. Mr. Kramer has had no direct or indirect interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROLOGISTICS LP

	By:	PetroLogistics GP LLC, Its General Partner
Dated: July 23, 2012
	By:	/s/ Sharon Spurlin
Name: Sharon Spurlin Title: Senior Vice President and Chief Financial Officer